Exhibit 4.1

BRAND LICENSE AGREEMENT

This BRAND LICENSE AGREEMENT (the “Agreement”) is made at New Delhi on this 30th day of March, 2017 (“Execution Date”):

BY AND BETWEEN:

1.

Vedanta Resources Plc, a company incorporated under the laws of United Kingdom, having its office at 16, Berkley St, Mayfair, London W1J 8DZ (“Vedanta Plc” or the “Licensor”, which expression shall, unless the context otherwise requires, includes its successors, permitted assigns and nominees); and

2.

Vedanta Limited, a public limited company incorporated under the laws of India, having its registered office at 1st Floor, C wing, Unit 103, corporate avenue Atul Projects, Chakala, Andheri (East), Mumbai – 400093 (“Vedanta Limited” or the “Licensee”, which expression shall, unless the context otherwise requires, includes its successors, permitted assigns and nominees).

The Licensor and the Licensee are hereinafter individually referred to as, a “Party”, and collectively as, the “Parties”.

RECITALS:

A.

Vedanta Plc is a company listed on the London Stock Exchange, and has globally diversified businesses with interest in natural resources, such as zinc, lead, silver, copper, iron ore, aluminium, power and oil & gas.

B.

Vedanta Plc is the sole legal and beneficial owner of the trademark “Vedanta” and its logo whether used individually or collectively in any combination (collectively, the “Brand”), as more particularly described in Annexure A to this Agreement. The Brand has been registered/applied for registration by Vedanta Plc with the relevant authorities, in the countries set forth in Part B of Annexure C, as per the relevant applicable laws.

C.

Vedanta Limited is a company listed on the stock exchanges in India and engaged in the business of natural resources exploration, with focus on oil & gas, iron ore, copper, aluminium and commercial power (“Licensees’ Business”).

D.

Vedanta Limited has been using the Brand since its change of name in 2015 and Vedanta Resources Plc has been in discussions with Vedanta to charge for the same and the Board of Vedanta finally approved the payment of a Brand fee at its Board meeting held on 30th March 2017. It is now agreed that from April 01, 2017 (“Effective Date”), pursuant to the license granted by Vedanta Plc to Vedanta Limited for the usage of the Brand which are memorialised in this Agreement, Vedanta shall pay a Brand Fee.

E.

With the advent of electronic medium, internet and globalization of businesses, brand building exercise now entails adoption of international norms for brand values, exploring new channels for brand building and communication, including but not limited to, presence in social mediums. In light of the aforesaid, and the ever evolving and highly competitive business environment, it is imperative for Vedanta Plc and Vedanta Limited to align their objectives, strategy and spends to attain maximum benefit from the usage of the Brand. The Parties agree that an innovative partnership will exploit the natural synergy of the parties towards unlocking the value of the Brand.

F.

Vedanta Plc, being the sole legal and beneficial owner of the Brand and in recognition of the goodwill and awareness attached to the Brand, wishes to continue its systematic efforts to enhance the brand value of the Brand with the objective of making the Brand a leading and well-known global brand, including but not limited to, in the natural resource exploration industry (the “Brand Objective”). For such purpose, Vedanta Plc has adopted a global brand development strategy (“Global Brand Strategy”), which inter alia comprises of the Brand Framework (as defined below) and the Brand Development Activities (as defined below).

G.

Vedanta Limited is interested in continuing to use the Brand as a part of its business strategy which is aligned with the Global Brand Strategy of Vedanta Plc with the common objective of evolving the Brand as a global brand. In view of the aforesaid, Vedanta Limited has approached Vedanta Plc for the continued usage of the Brand, as per the terms and conditions stated herein.

H.

Vedanta Plc, upon the request of Vedanta Limited, is willing to grant a continued right to Vedanta Limited to use the Brand under present terms and conditions that are aligned to the Global Brand Strategy. Vedanta Limited hereby agrees and accepts the continued right to use the Brand in accordance with terms and conditions set forth in this Agreement.

NOW THIS AGREEMENT WITNESSETH THAT IN CONSIDERATION OF THE MUTUAL PROMISES AND COVENANTS CONTAINED HEREIN THE PARTIES HAVE AGREED AS FOLLOWS

1.	DEFINITIONS AND INTERPRETATION

1.1.	Definitions

In this Agreement, except where the context otherwise requires, capitalised words and expressions used in this Agreement shall have the following meanings:

1.1.1.

“Affiliate” of a Person (i.e. the “Subject Person”) means: (i) in the case of any Subject Person other than a natural Person, any other Person that, either directly or indirectly through one or more intermediate Persons, Controls, is Controlled by or is under common Control with the Subject Person, and (ii) in the case of any Subject Person that is a natural Person, the Relatives (as such term is defined in the Companies Act, 2013) of the Subject Person and any other Person that, either directly or indirectly, is Controlled by the Subject Person and/or the Relatives of the Subject Person.

1.1.2.	“Aggregate Costs for Shared Brand Development Activities” has the meaning ascribed to it in Clause 10.2.2.

1.1.3.

“Applicable Law” means any statute, law, regulation, ordinance, rule, judgment, rule of law, order, decree, ruling, bye-law, approval of any Governmental Authority, directive, guideline, policy, clearance, requirement or other governmental restriction or any similar form of decision of or determination by, or any interpretation or administration having the force of law of any of the foregoing by any Governmental Authority having jurisdiction over the matter in question, whether in effect as of the date of this Agreement or at any time thereafter.

1.1.4.	“Associate Company” in respect of either Party means a company in which such Party holds at least 20% (twenty percent) of the total issued and paid up share capital.

1.1.5.	“Business Day” means any day except a Sunday or other day on which the commercial banks in New Delhi are authorized or permitted by Applicable Law to close.

1.1.6.	“Brand” has the meaning ascribed to such term in Recital B.

1.1.7.	“Brand Development Activities” has the meaning ascribed to it in Clause 10.1.1.

1.1.8.	“Brand Objective” has the meaning ascribed to such term in Recital F.

1.1.9.	“Brand Framework” comprises of the Principles of Usage, Group Code of Business Conduct and Ethics and the Quality Standards of Business, as provided in detail in Clause 8.

1.1.10.	“Brand License Fee” has the meaning ascribed to such term in Annexure F.

1.1.11.	“Claims Notice” shall have the meaning ascribed to it in Clause 12.3.

1.1.12.	“Compliance Information” shall have the meaning ascribed to it in Clause 8.4.1.

1.1.13.	“Conciliation” shall have the meaning ascribed to it in Clause 8.4.2.

1.1.14.

“Confidential Information” means all of the information (whether disclosed directly or indirectly, in writing, electronically, orally, or by inspection or viewing, or in any other form or medium) relating to a Party or its Affiliates and their respective operations and business or financial plans or strategies, including, but not limited to, customers/clients, actual or prospective business partners, lists of investors, prospective investors, financial statements and projections, products and its pricing and marketing, business records and financial or other strategic business plans, techniques, discoveries, specifications, inventions, designs, developments, databases, revenue models, trade secrets, manuals, organizational documents, confidential reports and any other financial, technical, proprietary, commercial or other information concerning a Party or its Affiliates disclosed by or on behalf of that Party (the “Disclosing Party”) to the other party (the “Receiving Party”) but shall not include (i) information that is publicly known at the time of disclosure by the Disclosing Party (ii) information that, after disclosure by the Disclosing Party, becomes publicly known other than as a result of a breach of this Agreement by the Receiving Party (iii) information that the Receiving Party can show was known to it prior to its receipt from the Disclosing Party (iv) information that the Receiving Party can show was made known to it by a third party who was entitled to do so (and not in breach of any obligation of confidence) and who did not impose any obligation of confidentiality or restricted use (v) information which the Receiving Party can show has been independently developed by it or on its behalf.

1.1.15.

“Control” or “control” means, with respect to any Person, the ability to direct the management or policies of such Person, directly or indirectly, whether through the ownership of shares or other securities, by contract or otherwise, provided that in all events, the direct or indirect ownership of more than fifty per cent (50%) of the voting share capital of a Person shall be deemed to constitute Control of that Person (the expressions “Controlling” and “Controlled” shall have the corresponding meanings).

1.1.16.	“Dispute” has the meaning ascribed to such term in Clause 18.1.

1.1.17.	“Dispute Notice” has the meaning ascribed to such term in Clause 18.1.

1.1.18.	“Early Termination Fee” has the meaning ascribed to such term in Clause 14.3.

1.1.19.	“Effective Date” has the meaning ascribed to such term in Recital D.

1.1.20.	“Execution Date” means the date mentioned hereinabove.

1.1.21.	“Field of Use” has the meaning ascribed to such term in Clause 1 of Annexure B.

1.1.22.	“Financial Year” means the financial year commencing on April 01st of each calendar year and ending on March 31st of the immediately following calendar year.

1.1.23.	“Global Brand Strategy” has the meaning ascribed to such term in Recital F.

1.1.24.

“Governmental Authority” means any governmental, quasi-governmental, statutory, departmental, regulatory or public body constituted by any statute or ordinance or a court of competent jurisdiction or other authority or stock exchange having jurisdiction over the parties.

1.1.25.	“Group Code of Business Conduct and Ethics” has the meaning ascribed to such term in Clause 8.2.

1.1.26.	“Industry Based Quality Standards” has the meaning ascribed to such term in Clause 8.3.2.

1.1.27.	“Infringement” has the meaning ascribed to such term in Clause 9.3.

1.1.28.	“Legal Proceeding” has the meaning ascribed to such term in Clause 9.4.

1.1.29.	“Legal Proceeding Notice” has the meaning ascribed to such term in Clause 9.4.

1.1.30.	“License” has the meaning ascribed to such term in Clause 3.1.

1.1.31.	“Licensees’ Business” has the meaning ascribed to such term in Recital C.

1.1.32.	“Licensee Indemnified Persons” has the meaning ascribed to such term in Clause 12.1.

1.1.33.	“Licensor Indemnified Persons” has the meaning ascribed to such term in Clause 12.2.

1.1.34.

“Loss” means any and all direct and actual liabilities, claims, damages, fines, interest, penalties, deficiencies, default, assessment and expenses, including without limitation court costs, amounts paid in settlement, expenses of investigation, reasonable fees and expenses of attorneys, accountants and other experts engaged in relation to any litigation, suit, action or other proceedings.

1.1.35.

“Material Breach” means, with respect to the Licensee, (i) any breach or violation by the Licensee of (a) the Principles of Usage, (b) Permitted Use, (c) Group Code of Business Conduct and Ethics, (d) terms of grant of the License set forth herein, (e) representations and warranties of the Licensee or (f) any other terms and conditions of this Agreement that is or is reasonably likely to undermine the Brand Objective and/or is or is reasonably likely to be detrimental to the value and goodwill of the Brand, or (ii) any other event or circumstance that is expressly categorized as a “material breach” of this Agreement.

1.1.36.	“Non-Compliance Notice” has the meaning ascribed to such term in Annexure D.

1.1.37.	“Notice” has the meaning ascribed to such term in Clause 13.2.1.

1.1.38.	“Passing Off” has the meaning ascribed to such term in Clause 9.3.

1.1.39.	“Person” means any natural person, firm, company, governmental authority, joint venture, association, partnership or other entity (whether or not having separate legal personality);

1.1.40.	“Permitted Use” has the meaning ascribed to such term in paragraph 3 of Annexure B.

1.1.41.	“Permitted Territory” has the meaning ascribed to such term in Part A of Annexure C.

1.1.42.	“Proceeding” has the meaning ascribed to such term in Clause 9.3.

1.1.43.	“Proceeding Notice” has the meaning ascribed to such term in Clause 9.3.

1.1.44.	“Principles of Usage” has the meaning ascribed to such term in Clause 8.1.

1.1.45.	“Quality Standards” has the meaning ascribed to such term in Clause 8.3.2.

1.1.46.	“Shared Brand Development Activities” has the meaning ascribed to such term in Clause 10.2.1.

1.1.47.	“Subsidiary” in respect of either Party means a company in which such Party holds more than 50 % of the total issued and paid up share capital.

1.1.48.	“Surviving Provisions” has the meaning ascribed to such term in Clause 14.6.

1.1.49.	“Term” has the meaning ascribed to such term in Clause 2.1.

1.1.50.	“Turnover” means, with respect to each Financial Year, the aggregate amount of gross revenues from sale of goods earned by the Licensee during such Financial Year.

1.1.51.	“Vedanta Foundation” means the public charitable trust registered under the Bombay Public Trust Act, 1950 and the Foreign Contributions Regulations Act, 1976.

1.2.	Interpretation

In this Agreement, unless the context otherwise requires, the following shall be the rules of interpretation of the terms of this Agreement, which may be further supplemented by settled cannons of interpretations applied by the courts of competent jurisdiction in interpreting commercial contracts or agreements of type similar to this Agreement:

1.2.1.	the headings are inserted for ease of reference only and shall not affect the construction or interpretation of this Agreement;

1.2.2.

any reference to any law or statute shall include all rules and regulations issued under that relevant law or statute, and any amendments, modifications and re-enactments thereof or predecessor acts as may be relevant or applicable;

1.2.3.	any reference to Recital, Clause or Annexure shall be deemed to be a reference to a recital, clause or annexure of this Agreement;

1.2.4.

references to an “agreement” or “document” shall be construed as a reference to such agreement or document as may have been amended, varied, supplemented or novated in writing at the relevant time in accordance with the requirements of such agreement or document and, if applicable, of this Agreement with respect to amendments;

1.2.5.	when any particular date prescribed in this Agreement is not a Business Day, the next succeeding day which is a Business Day shall be considered as such date unless otherwise stated herein;

1.2.6.	the singular includes the plural and conversely;

1.2.7.	a gender includes all genders;

1.2.8.	where a word or phrase is defined, its other grammatical forms have a corresponding meaning;

1.2.9.	a reference to a right or obligation of two or more Persons, confers that right, or imposes that obligation, as the case may be, jointly and severally;

1.2.10.	a reference to conduct includes any omission and any statement or undertaking, whether or not in writing;

1.2.11.	the words “other” and “otherwise” shall not be construed ejusdem generis with any foregoing words where a wider construction is possible;

1.2.12.	consent, approvals or permissions of any Party shall always mean written consent, unless otherwise specified;

1.2.13.	“in writing” includes any communication made by letter or fax or e mail or any other form of electronically transmitted writing;

1.2.14.

the expressions “herein”, “hereof,” “hereunder”, “hereby”, “hereto” and derivative or similar expressions shall be construed as references to this Agreement as a whole and not limited to the particular Clause or provision in which the relevant expression appears; and

1.2.15.	for all purposes hereof “including” means “including without limitation”.

2.	TERM

2.1.

This Agreement shall come into force on and from the Effective Date and unless terminated earlier in accordance with Clause 13 below, shall remain in force for a period of 3 (Three) years from the Effective Date (“Term”). The Parties may renew this Agreement for such additional term and on such terms and conditions as may be mutually agreed between the Parties. If a Party intends to renew this Agreement, such Party shall deliver to the other Party a written notice of its intention to renew this Agreement along with the proposed revised terms and conditions for such renewal on or before three (3) months prior to the scheduled date of expiration of the Term or such shorter period as may be mutually agreed between the Parties. Upon receipt of such notice, the Parties shall make best efforts to negotiate and agree on the revised terms and conditions for the renewal of this Agreement within three (3) months from the date of receipt of the notice of renewal from a Party or such other shorter period as may be mutually agreed between the Parties, as contemplated above.

3.	GRANT OF LICENSE

3.1.

Subject to the terms and conditions set forth in this Agreement, the Licensor hereby grants to the Licensee, and the Licensee hereby accepts, a license (“License”) on a non-exclusive, non-assignable and non-transferable basis to use the Brand during the Term solely in the Field of Use within the Permitted Use set forth in Annexure B attached hereto and within the Permitted Territory set forth in Part A of Annexure C attached hereto.

3.2.

Subject to the terms of this Agreement, any use of the Brand, beyond the Permitted Use or outside the Permitted Territory in countries listed in Part B of Annexure C or beyond the Field of Use, shall require prior written consent of the Licensor.

3.3.

All goodwill created or arising from Licensee’s use of the Brand shall inure solely to the benefit of the Licensor. Licensee shall not take any action that could be detrimental to the goodwill associated with the Brand or with Licensor during the Term and after the termination/expiry of this Agreement.

3.4.

For the avoidance of doubt, to the extent that there is any change in Control of the Licensee, where the Licensor had granted prior written consent for such change in Control, this Agreement and all rights, entitlements or interest under this Agreement or arising from transactions contemplated hereunder shall be deemed assigned to the successor or assignee of the Licensee upon completion of such event subject to any conditions set forth in the prior written consent granted by the Licensor for such an event. In the event there is any change in Control of the Licensee, which has not been approved by the Licensor, this Agreement and all rights, entitlements or interest under this Agreement shall stand terminated from the date of such change in Control.

3.5.	Usage of Brand outside the Permitted Territory

3.5.1.

In the event the Licensee wishes to use the Brand in a country that has not been listed in Part B of Annexure C, the Licensee shall make a written request to the Licensor, which shall contain, among other things, the following information: (i) information on the new territory in which the Brand is required to be registered, (ii) the Licensee’s reason for making such a request, and (iii) the line of business for which the Brand is required in such country.

3.5.2.

Upon receipt of the aforementioned written notice and any other information as the Licensor may request, the Licensor shall, in its sole discretion, decide to register the Brand in such new territory and, in making such decision, the Licensor may take into account the benefit such registration may provide to the Global Brand Strategy and business interests of Licensor and/or its Affiliates as a whole and not just the benefit such registration may have to the business of the Licensee.

3.5.3.

Once the Licensor decides to register the Brand in such new territory identified by the Licensee in the written notice delivered to the Licensor as contemplated under Clause 3.6.1 of this Agreement, the Licensor shall bear all the costs and expenses related to the registration of the Brand in such new territory.

Subject to Applicable Law, the Licensor shall consider the request for a license to use Brand in such territory outside Permitted Territory and in the event the request is accepted, appropriate modification to include the said territory in Part A of Annexure C or such other place will be carried out under this Agreement. The Parties hereby agree that the term of such license granted under this Clause 3.6 shall be co-terminus with the Term.

3.5.4.

Notwithstanding anything to the contrary contained herein, the Licensor shall have an unrestricted right to withdraw the application of the registration of the Brand, at any time in such new territory in the event any issues outside the ordinary course of the trademark registration process occur, including but not limited to, oppositions by third parties and regulatory action, which the Licensor believes, from a business and commercial risk perspective, would adversely affect its business interests. In the event of such withdrawal of application of the registration of the Brand, the Licensor shall promptly notify the Licensee.

4.	RIGHT TO ASSIGN, TRANSFER OR SUB-LICENSE

4.1.

Notwithstanding anything to the contrary contained herein, the Licensee shall not in any manner or form, directly or indirectly, encumber, license, assign, sub-license, sell or dispose off or otherwise transfer any interest in the License or the Licensee’s rights under this Agreement, without the prior written consent of the Licensor; provided that, the Licensor shall not unreasonably withhold such consent for sub-licensing of Licensee rights under this Agreement so long the intended usage of such sub-license is in alignment with the Brand Objective and the Global Brand Strategy and is not directly or indirectly detrimental to the value of the Brand.

4.2.

The Parties hereby agree that nothing contained herein shall restrict the Licensee from sub-licensing the Brand to any of its Subsidiaries by delivering to the Licensor a prior written notice of such sub-licensing; provided that, such sub-license to any Subsidiary must incorporate by reference all of the terms and conditions for the usage of the Brand contained in this Agreement. Notwithstanding anything contained herein to the contrary, the Licensee shall be responsible and liable to ensure that the Subsidiary adheres to the terms and conditions of this Agreement and shall not use the Brand in any manner that is either violative of the terms of this Agreement or is in contradiction to the intent and spirit of this Agreement. The Licensee shall be liable for all actions or inactions of its Subsidiary to whom the Licensee has sub-licensed the Brand. Provided further, that in an event where the sub-licensee ceases to be a Subsidiary of the Licensee, the sub-license granted to the Subsidiary pursuant to this Clause 4.2 shall be terminated automatically. Upon such automatic termination of the sub-license, the Licensee undertakes that it shall ensure that the sub-licensee ceases to use the Brand in any manner whatsoever. Further, the Licensor hereby agrees and consents that the Licensee may sub-license the Brand to Vedanta Foundation by delivering to the Licensor a prior written notice of such sub-licensing; provided that, such sub-license to Vendanta Foundation must incorporate by reference all of the terms and conditions for the usage of the Brand contained in this Agreement.

4.3.

In the event of any sub-license of the Brand to any Subsidiary and/or termination of such sub-license, as provided in Clause 4.2 above, the Licensee shall forthwith notify the Licensor of such an event.

4.4.

The Licensee’s request for seeking approval of the Licensor, in terms of Clause 4.1, for grant of sub-license of Brand in favour of third party, an Associate Company of the Licensee or an Affiliate of the Licensee, shall clearly contain the details of the proposed sub-licensee, the purpose for such sub-license and the terms and conditions of the proposed sub-license. For the avoidance of doubt, it is hereby clarified that the terms and conditions of this Agreement, including but not limited to Brand Objective and Global Brand Strategy, shall be incorporated by reference into such sub-license to such third party, Associate Company of the Licensee or the Affiliates of the Licensee, as the case may be, and that the Licensee will always remain liable for all actions or omissions of any such sub-licensee to whom the Licensee has sub-licensed the Brand. Further, the Licensee undertakes to provide, from time to time, such documents/information evidencing the compliance of the terms and conditions of the Agreement by such sub-licensee.

5.	BRAND LICENSE FEE

5.1.

In consideration of the grant of the License to Licensee in accordance with the terms of this Agreement, the Licensee agrees to pay to the Licensor a Brand License Fee as set forth in Annexure F for each Financial Year.

5.2.

In the event the License for the usage of the Brand is extended by the Licensor to a territory which is outside the Permitted Territory, the Parties shall mutually agree on the license fee for the right to use the Brand outside the Permitted Territory, which fee shall be in addition to the Brand License Fee. Such additional license fee shall be applicable from the date of grant of such license.

6.	CONFIRMATION OF OWNERSHIP OF THE TRADEMARK

6.1.

Licensee acknowledges and agrees that the Licensor is the legal and beneficial owner of the Brand and has the sole right, title and interest in relation to the Brand, and to any pending application and /or registrations thereof. In exercise of such ownership right, the Licensor has granted to the Licensee, a non-exclusive License during the Term in the manner contemplated herein. Accordingly, since the License is granted on a non-exclusive basis, nothing in this Agreement shall limit or restrict the Licensor’s right to grant a similar license to its Affiliate or any third party, if use of such license by the Affiliate or any third party is in alignment with the Brand Objective and the Global Brand Strategy.

6.2.

Nothing in this Agreement shall be deemed, intended, or implied to constitute a sale, assignment, lease or transfer of any of the Licensor’s ownership rights in the Brand, except a right to use the Brand in the manner and subject to the terms and conditions set forth in this Agreement. Both during the continuation and after the termination of this Agreement, the Licensee shall not, directly or indirectly, dispute nor assist others to dispute the Licensor’s sole and absolute legal, economic and beneficial ownership of the Brand, by virtue of sale/delivery of goods or services of the Licensee or other use whatsoever by the Licensee, nor make any claims in respect thereof.

6.3.

All use of Brand by Licensee, all improvements or derivatives of the Brand by Licensee or by third parties retained by Licensee (including without limitation any third party advertising agencies) to the extent used by or assigned to Licensee and all goodwill accrued in association with such use or improvements shall inure to the exclusive benefit of the Licensor. Licensee agrees to execute such documents as the Licensor may require, to confirm Licensor’s ownership of, and to obtain the full benefit of, such goodwill and improvements.

6.4.

Notwithstanding anything to the contrary contained herein, nothing under this Agreement shall restrict any of the ownership rights of the Licensor, including, without limitation, the right of the Licensor to (i) assign its rights and obligations under this Agreement to any Person by delivering a written notice of such assignment to the Licensee; and (ii) use the Brand in the Field of Use, within the Permitted Territory, either itself or through any of its Affiliates, so long as such usage of the Brand is not detrimental to the business interest of the Licensee.

6.5.

For the avoidance of doubt, to the extent that there is any change in Control of the Licensor, this Agreement and all rights, entitlements or interest under this Agreement or arising from transactions contemplated hereunder shall be deemed assigned to the successor or assignee of the Licensor, upon delivery of written notice of such an event by the Licensor to the Licensee.

7.	MAINTENANCE OF THE TRADEMARKS

7.1.

The Licensor shall take all steps and do all acts and pay all renewal and other fees and expenses necessary to maintain the registration of the Brand in the Permitted Territory in a timely manner. The Licensor must send to the Licensee, at its request, copies of all certificates, receipts and other documents evidencing that such payments have been made and that such renewals have been effected and all notices and communications that the Licensor or its agents receive from or have with any trade mark registry or office concerning the continuing registration of or any objection by any Person on the Brand.

7.2.

If the Licensor fails to maintain the registration of the Brand, then the Licensee shall in writing notify the Licensor about its failure to do so. If the Licensor within a period of four (4) weeks from the receipt of such notice from the Licensee, fails to act on it, then the Licensee may carry out such act in the name of, on behalf of and at the cost of the Licensor.

7.3.

Each Party hereby agrees that it will fully co-operate in good faith with the other Party and perform all further acts and execute and deliver such further documents as may be required by law or reasonably requested by the other Party for the purpose of maintenance of the Brand. The Licensor will not take any action or step, which might directly or indirectly affect the ability of the Licensee to effectively use the Brand throughout the Permitted Territory in accordance with the terms and conditions of this Agreement.

8.	BRAND FRAMEWORK

8.1.	Principles of Usage

The Licensee hereby acknowledges and agrees that the Brand shall at all times be used by the Licensee in accordance with each of the principles of usage set forth in Annexure D (the “Principles of Usage”).

8.2.	Group Code of Business Conduct and Ethics

The Parties hereby acknowledge and agree that the conduct of the Licensee and its officers, representatives and employees, in operating its business has a direct nexus and significant impact on the goodwill and the value associated with the Brand. The Licensee acknowledges the Licensor’s reason and objectives underlying creating a uniform code of business conduct and ethics (such group code of business conduct and ethics, as may be amended from time to time, the “Group Code of Business Conduct and Ethics”) that applies to all of the Licensor’s Subsidiaries, Affiliates, joint venture entities, and any other business or trade mark based associations. A copy of the Licensor’s current Group Code of Business Conduct and Ethics is attached hereto as Annexure E. The Licensor has the right to change such Group Code of Business Conduct and Ethics, from time to time, and such change in the Group Code of Business Conduct and Ethics shall be deemed effective on the Licensee when the Licensee receives a notice of such change in writing from the Licensor. Upon the receipt of the change in the Group Code of Business Conduct and Ethics, the Parties shall execute an amendment to the Group Code of Business Conduct and Ethics attached hereto as Annexure E. Notwithstanding anything to the contrary contained herein, the Licensee hereby agrees to conduct its business and operations in adherence to such Group Code of Business Conduct and Ethics and acknowledges that the grant of the License herein to use the Brand is circumscribed by the provisions of the Group Code of Business Conduct and Ethics, adherence to which is a sine qua non to the continued derivation of benefits of the Brand. The Licensee hereby undertakes to conduct its business and operations at all times in compliance with the Group Code of Business Conduct and Ethics. Any use of the Brand by the Licensee in violation of the Group Code of Business Conduct and Ethics shall be a material breach of this Agreement.

8.3.	Quality Standards for Business

8.3.1.

The Licensee hereby acknowledges and agrees that the quality, standards and reputation of the Licensee’s business has a close nexus with, and directly impacts, the brand being used by the Licensee in operating its business, and the inherent goodwill associated with the Brand. Since the Brand is owned by the Licensor and may be licensed for use to Affiliates and Associate Companies and others, it is an expression of the quality, reputation and standard associated with the whole group of companies of the Licensor. Accordingly, to preserve, manage and enhance the marketability and value of the Brand, the Licensor, being the owner of the Brand, has to ensure that the Brand is used or associated with businesses that are aligned and share the vision, objectives, values and quality for which the whole group stands. As the sole owner of the Brand, the Licensor plays a central role of a coordinator who has to monitor and align the use of the Brand among all its users in a manner that synergizes and sharpens the global messaging of vision, values, reputation and quality standards of the group as a whole.

8.3.2.

For such purpose, the Licensor will from time to time devise certain quality measures, protocols and standards (“Quality Standards”) with the objective of making it transparent for all the users of the Brand, including, the Licensee, and provide a reference point, benchmark and principles based on which the Licensor will monitor and measure the quality associated with their operations and businesses. Currently, the Licensor shall monitor and measure the Licensee’s business and operations based on the best-in-class quality standards and practices adopted by the natural resource exploration industry in the relevant Field of Use as mutually agreed between the Parties or any other globally reputable and recognized organization in a similar Field of Use that typically provide widely acceptable and recognized quality based certifications (such standards, the “Industry Based Quality Standards”). Such Industry Based Quality Standards shall be deemed to constitute current Quality Standards of the Licensor.

8.3.3.

The Licensee undertakes to conduct its business in compliance with the Quality Standards as set forth above. To allow the Licensor to measure and monitor the Licensee’s business, the Licensee shall provide the Licensor with copies of its quality standards, policies and practices related to its business and any changes related thereto. Additionally, the Licensee shall provide the Licensor with all information/document evidencing its adherence to the Quality Standards as set forth above.

8.4.	Information, Discussion and Conciliation

8.4.1.

The Parties hereby agree that in the event the Licensor believes that the Licensee is not in compliance of the Group Code of Business Conduct and Ethics and/or the Quality Standards, the Licensor may request the Licensee to supply such information/documents/explanation (“Compliance Information”), as it may deem fit, to evaluate the status of compliance by the Licensee of the Group Code of Business Conduct and Ethics and/or the Quality Standards.

8.4.2.

The Licensee shall, within 30 (thirty) Business Days of the receipt of request from the Licensor as provided in Clause 8.4.1 above, provide required Compliance Information to the Licensor. Pursuant to its analysis of the Compliance Information, if the Licensor is not satisfied and believes that the Group Code of Business Conduct and Ethics and/or the Quality Standards are not complied with, Licensor may require the Licensee to engage in a discussion and conciliation process (“Conciliation”), with an objective of arriving at an amicable solution to address the concerns raised by the Licensor. In the event, where Parties are unable to arrive at an amicable solution even after going through the Conciliation process, the Licensee shall be obligated to adhere to the directions issued by the Licensor in this regard, which shall be final and binding on the Licensee.

8.5.	Audit and Inspection by the Licensor

8.5.1.

Inspection: The Parties hereby agree and acknowledge that the Licensor hereby reserves a right to conduct inspection of the Licensee’s business and the Licensee’s use of the Brand at any and all the establishments of the Licensee or such other establishments under the control of the Licensee where the Brand is being used, without giving any prior notice to determine level of Licensee’s compliance with the Group Code of Business Conduct and Ethics and/or the Quality Standards; provided however that such inspection shall be on a Business Day.

8.5.2.

Audit: Without prejudice to Licensor’s inspection right, the Licensor may authorize any agent or representative of the Licensor to conduct quality control audits to inspect facilities, products or services bearing or associated with the Brand or used by the Licensee or its employees, consultants, to evaluate inter alia the following:

(a)	Compliance by the Licensee of the Group Code of Business Conduct and Ethics and/or the Quality Standards or other terms and conditions of the Agreement.

(b)	The disclosure of the ownership of the Brand by the Licensee to its employees and consultants.

(c)	Status of compliance by a permitted sub-licensee of the Group Code of Business Conduct and Ethics and/or the Quality Standards.

Licensor agrees that any request for audit shall be made at least ten (10) Business Days prior to the commencement of audit. Any audit shall be conducted during regular business hours, and in a manner designed to minimize disruption to the Licensee’s normal business activities.

9.	BRAND PROTECTION

9.1.	If either Party becomes aware:

9.1.1.	of any notice or claim of infringement or threatened infringement of the Brand; or

9.1.2.	of any claim or allegation by any Person:

(a)	that the Brand is invalid or liable to revocation; or

(b)	that use of the Brand infringes the rights of any Person; or

(c)	that the Licensor is not the sole and absolute owner of the Brand; or

(d)	that such Person has certain claim, lien, right or entitlement in the Brand or any right or interests therein;

9.1.3.	of any cease and desist or similar notice or threat of such notice;

whether or not such notice, claim or allegation arises in relation to the Licensee’s usage of the Brand or not, such Party shall immediately notify the other Party of such event, giving full particulars thereof.

9.2.

The Licensor may, initiate, maintain or otherwise conduct any claims, disputes and proceedings relating to the Brand and shall, decide what action (including litigation, arbitration or compromise), if any, to take in respect of any circumstance referred to in Clause 9.1, at its own cost. Licensee agrees to provide all information and documents relating to evidence of usage of the Brand by Licensee, or any other co-operation, as may be required by the Licensor from time to time in connection with such initiation, maintenance or resolution of claims, disputes and proceedings.

9.3.

If in the Licensee’s opinion any use of the Brand or any sign confusingly similar to the Brand by any third party in relation to the Field of Use, amounts to an infringement of the Brand (“Infringement”) or passing off of the Brand (“Passing Off”), and urgent injunctive relief to restrain such Infringement or Passing Off is required, the Licensee may call upon the Licensor by notice in writing to bring proceedings to obtain such injunctive relief to restrain such Passing Off or Infringement. The Licensor shall bring such proceedings (“Proceeding”) within forty five (45) Business Days of receipt of such written notice (“Proceeding Notice”). Each Proceeding Notice served by the Licensee under this Clause 9.3 shall specify the act or acts that the Licensee reasonably believes would form the grounds for the Proceeding and also contain evidence that the Licensee has in this regard. If the Licensor fails to bring the Proceeding within forty five (45) Business Days of receiving the Proceeding Notice, the Licensee may commence the Proceeding in the name and on behalf of the Licensor for the purpose of obtaining such injunctive relief to restrain such Infringement and/or Passing Off, at cost of the Licensor. Provided no such initiation of any Proceeding by either Party will entitle the Licensee to a share in any damages, proceeds or other monetary relief recovered pursuant to such Proceeding, except the costs of litigation incurred and direct damages actually suffered as a direct result of Infringement or Passing Off in the Field of Use.

9.4.

The Parties hereby acknowledge and agree that if any suit, action, proceeding (“Legal Proceeding”) is initiated by a third party against the Licensee in relation to the title or ownership of the Brand, the Licensee shall promptly give notice of such Legal Proceeding to the Licensor (“Legal Proceeding Notice”). The Licensor shall have the right, at its option and expense within forty five (45) days from the receipt of such Legal Proceeding Notice or such earlier period as may be mentioned in the notice of such Legal Proceeding received by Licensee, to defend and control such Legal Proceeding, provided that the Licensee shall continue to have the right to be represented by its counsel in connection with the defense or negotiation of such Legal Proceeding at its option and expense, and the defense or negotiation of such Legal Proceeding shall be done by the Licensor in consultation with the Licensee. If the Licensor fails to take charge of defense of the Legal Proceeding within forty five (45) days of receiving the Legal Proceeding Notice or such earlier period as may be mentioned in the notice of such Legal Proceeding received by Licensee, the Licensee shall have the sole right/discretion to defend such suit, action or proceeding or otherwise determine what action, if any, to take in respect of such a suit, action or proceeding, at the cost of the Licensor. The Licensor shall provide the Licensee, directly or indirectly, with any assistance that may reasonably be required by the Licensee. However, the Licensee further agrees that it shall not enter into any compromise or settlement in relation to the aforesaid Legal Proceeding effecting the legal title, ownership or value of the Brand, without prior consent of the Licensor, which may in any manner or form impact the legal right, economic value of the Brand and is detrimental to the Brand Objective set forth herein.

9.5.

Each Party will, at the request of the other Party, give all reasonable assistance without delay to the other (including being named as a party to the proceedings, the provision of evidence and documentation and procuring, where possible, the assistance of relevant employees and other persons) in any action, claim or proceedings brought, threatened or contemplated in respect of the Brand.

9.6.

Licensor hereby agrees that it shall not enter into any compromise or settlement in relation to any legal proceeding pertaining to the ownership of Brand, which adversely affects the rights of the Licensee under this Agreement, without prior consent of the Licensee, which consent shall not be unreasonably withheld by the Licensee.

10.	BRAND DEVELOPMENT ACTIVITIES AND SERVICES

10.1.	Brand Development Activities

10.1.1.

The Licensee acknowledges and agrees that the Licensor being the legal owner of the Brand has a desire and interest in the continuous development, promotion, maintenance and enhancement of the Brand. Accordingly, as the legal and beneficial owner of the Brand, the Licensor may, from time to time, undertake certain brand development activities (the “Brand Development Activities”), at the Licensor’s cost, such as:

(a)

Develop, maintain and update the Group Code of Business Conduct and Ethics, Principles of Usage and Quality Standards and provide guidance to licensed users on the adherence and implementation of the Group Code of Business Conduct and Ethics, Principles of Usage and Quality Standards.

(b)

Evaluate the relevant policies, procedures, processes and guidelines of the Licensor pertaining to the usage of the Brand, and if Licensor deems fit, make appropriate changes in such policies, procedures, processes and guidelines to further the Global Brand Strategy and the Brand Objective. If need be, appoint external consultants for such evaluation and adopt changes to such policies, procedures, processes and guidelines as recommended by such external consultants to further the Global Brand Strategy and the Brand Objective.

(c)

Offer guidance to the Licensee and other Licensor group’s licensed users of the Brand in administration of their internal policies relating to the use of the Brand and offering solutions, on a case to case basis, on the varied needs of such users by balancing interests of the licensed users in the context of the Brand Objective and Global Brand Strategy.

(d)	Undertake activities which will promote the Brand globally and across various industries, including organizing brand promotional activities through electronic media and social media on a global basis.

(e)	Undertake activities that align Licensor’s group companies operations and functions in a manner that helps achieve the Brand Objective and promote the Global Brand Strategy.

(f)

Undertake activities that help promote working of the Licensor’s group companies under a common goal of enhancing the brand and business value and reputation of the whole group, including but not limited to, sharing best practices norms for business, providing and seeking support of group entities for each other’s business objectives, in a manner or form legally permissible under the applicable law.

(g)	Promote the business of the Licensor group licensees by assisting in business introductions, leveraging the national and international contacts and relationships of the Licensor.

(h)	Promotion of the Brand globally in the international forums.

(i)

Co-ordinate and align major promotion campaigns across the group entities of the Licensor to the Global Brand Strategy and Brand Objective, with the intent to leverage synergies and economies of scale.

(j)

Engage the services of local and international specialized agencies/ individuals to help streamline the Global Brand Strategy, design execution plans, and conduct studies, market research and survey relating to the Brand with the intent of achieving the Brand Objective.

(k)

To develop, maintain and make available a talent pool of shareable resources which understand and relate to the Brand Objective and are equipped to support the development and execution of the brand strategy of the group as a whole.

(I)	Such other activities that the Licensor may deem essential for protecting, maintaining and managing the legal ownership of the Brand in India and outside India.

Notwithstanding anything to the contrary contained herein, all costs and expenses related to any promotion of the Brand conducted by the Licensee through print media, electronic media and social media in the Permitted Territory, as described in item (d) above, shall be borne solely by the Licensee.

10.2.	Shared Brand Development Activities

10.2.1.

In addition to the Brand Development Activities as provided in Clause 10.1.1 above, the Licensor may, from time to time, undertake certain activities (“Shared Brand Development Activities”) that are designed to specifically benefit the licensed users, including, the Licensee. The detailed list of Shared Brand Development Activities shall be agreed between the Parties, from time to time.

10.2.2.

Prior to undertaking any such Shared Brand Development Activities, the Licensor shall notify the Licensee in writing of its plan to undertake such activities along with the aggregate estimated costs (the “Aggregate Costs for Shared Brand Development Activities”) for such activities. The Parties shall agree on the reasonable cost to be borne by each Party, on a case to case basis, in relation to the performance of the Shared Brand Development Activities by the Licensor.

11.	REPRESENTATION AND WARRANTIES

11.1.	Each Party’s Representations: Each Party hereby represents and warrants to the other Party as of the Execution Date as follows:

11.1.1.	Each Party represents to the other Party that it is a legal entity duly organized, validly existing and in good standing under the laws of India.

11.1.2.

Each of the Parties has all requisite corporate power and authority to enter into this Agreement and to give effect to the arrangement contemplated hereby. The execution and delivery of this Agreement and the consummation of the arrangement contemplated hereby have been duly authorized by all necessary corporate action on the part of each of the Parties and no other corporate proceedings are necessary to authorize the execution and delivery of this Agreement or to give effect to the arrangement. This Agreement has been duly executed and delivered by each of the Parties and constitutes a valid and binding obligation of each Party, enforceable against such Party in accordance with its terms.

11.1.3.

The execution and delivery of this Agreement by a Party does not, and performance of this Agreement by such Party will not: (i) conflict with or violate the certificate of incorporation or bylaws or articles of association or memorandum of association of such Party; or (ii) conflict with or violate any Applicable Laws by which such Party is bound or affected.

11.2.	Licensee’s Representations: Except as disclosed, the Licensee hereby represents and warrants to the Licensee as of the Execution Date that:

11.2.1.

The Licensee has neither made any claims nor taken any action or step (or omission to take any action), directly or indirectly, on and from the Effective Date that may create any adverse claim in respect of Licensor’s sole and absolute legal and beneficial ownership of the Brand.

11.2.2.	The Licensee has not on and from the Effective Date taken, directly or indirectly, any action or step (or omission to take any action) that may result creation of any encumbrance on the Brand.

11.2.3.	The use of the Brand by the Licensee on and from the Effective Date has not resulted in any breach or infringement of the intellectual property rights of the Licensor or any third Person.

11.2.4.

There are no current, pending or, threatened actions being brought by the Licensee against any Person, or to the best of the Licensee’s knowledge, by any third party against the Licensee for infringement of trademark of such third party, passing-off or breach of confidentiality and no such claims have been settled by giving any undertaking which remains in force in relation to the Brand, and the Licensee has not received any cease and desist notice in writing so far and to the best knowledge is not aware of any circumstance under which such a notice may be issued.

11.2.5.

There are no proceedings pending against or threatened against the Licensee in respect of the Brand in any court or by any governmental body or agency that would prevent the completion of the transaction as contemplated under this Agreement.

12.	INDEMNIFICATION

12.1.

Without prejudice to any other right available to the Licensee in law or under equity, the Licensor shall indemnify and hold harmless the Licensee, its directors, shareholders, officers and employees (collectively, the “Licensee Indemnified Persons”) from and against any and all Losses suffered or incurred by any of the Licensee Indemnified Person related or arising out of any claim, action, suit or proceeding that the use of the Brand by the Licensee pursuant to the terms of this Agreement infringes the right of ownership of the Brand by a third party.

12.2.

Without prejudice to any other right available to the Licensor in law or under equity, the Licensee shall indemnify and hold harmless the Licensor, its directors, shareholders, officers and employees (collectively, the “Licensor Indemnified Persons”) from and against any and all Losses suffered or incurred by any of the Licensor Indemnified Person, including such cost and expenses incurred in connection with mitigation of any liability and rebuilding the value of the Brand, based upon, arising out of, or pertaining to (i) any breach of any covenant or obligation of the Licensee under this Agreement, (ii) breach of any representation or warranty set forth herein, (iii) any breach by the Subsidiary and/or the sub-licensee of the Licensee of the terms of this Agreement and (iv) any other claims, action, suit or proceedings that pertain to the action of the Licensee.

12.3.

In the event that the Licensee Indemnified Persons or the Licensor Indemnified Persons, suffers, incurs or sustains a Loss, it shall within a reasonable period of time, notify in writing (“Claims Notice”) to the Licensor or the Licensee, as the case may be, of the Losses for which it is asserting an indemnification claim under this Clause 12. The Claims Notice shall include a description of the Loss with reasonable details in respect of which indemnification is being sought. Within 21 (twenty one) days from the date of receipt of the Claims Notice, the Licensee Indemnified Persons or the Licensor Indemnified Persons, as the case may be, shall be entitled to be paid all amounts mentioned in the Claim Notice.

12.4.

Licensee further acknowledges and agrees that all conditions, warranties, statements, liabilities and guarantees whether statutory or otherwise as or relating to the suitability, merchantability, satisfactory quality, performance ability, manufacture, use, sale or other disposition of the products and services of Licensee, whether used in conjunction with Brand or not, are the responsibility solely of the Licensee and under no circumstances whatsoever shall the Licensor be liable in contract, tort or otherwise for any costs, expenses, liabilities, damages or losses including any consequential losses or any special losses, howsoever caused.

12.5.	Notwithstanding anything to the contrary contained in this Agreement, the right of the Licensor Indemnified Persons under this Agreement shall survive the termination of this Agreement.

13.	TERMINATION

13.1.	Licensor’s Termination Rights

The Licensor shall have the right to terminate this Agreement at any time during existence of any of the following events by delivering to the Licensee, a written notice of its intention to terminate this Agreement:

13.1.1.	If the Licensee commits a Material Breach of this Agreement and fails to remedy such breach in accordance with Clause 13.2 below.

13.1.2.	If the Licensee commits any breach of any covenants, representation or warranty of this Agreement and fails to remedy such breach in accordance with Clause 13.2 below.

13.1.3.

In case the event(s) mentioned in Clause 13.1.2 occurs thrice, within a consecutive period of six (6) months; provided however that the Notice of all such breach is served by the Licensor on the Licensee in accordance with Clause 13.2.

13.1.4.

If a lienholder takes possession, or a receiver is appointed, over substantial property or assets of the Licensee, pursuant to an order of Governmental Authority, or if the Licensee makes any voluntary arrangement with its creditors.

13.1.5.

The Licensee goes into liquidation, or undergoes a change in Control, or becomes a party to any merger or consolidation as a result of which the rights of the Licensee under this Agreement would pass to any other person, firm or corporation, other than a change in Control, reconstruction, amalgamation, merger or consolidation, the terms of which have been approved by the Licensor in writing.

13.1.6.	If the Licensee ceases to carry on its current business and where Licensor believes that such a change in business of the Licensee will have an adverse impact on the Brand or value of the Brand.

13.1.7.	If the Licensee undertakes a sale or transfer, of all or substantially all of the assets of the Licensee.

13.2.	Conciliation and Remedial Measures

13.2.1.

Upon occurrence of the Material Breach or breach of any covenants, representation or warranty of this Agreement, as the case may be, where the Licensor wishes to exercise its termination rights in terms of Clauses 13.1.1 or 13.1.2 above, it shall deliver a notice (“Notice”) to the Licensee. The Notice shall require the Licensee to remedy (i) the Material breach within four (4) weeks, or (ii) breach of any covenants, representation or warranty of this Agreement within eight (8) weeks, as the case maybe, from the date of receipt of the Notice and shall also contain the details of the facts and circumstances of the breach along with the documented reasonable evidence/proof/sample in relation thereto, if any.

13.2.2.

Within seven (7) Business Days of the receipt of Notice from the Licensor as provided in Clause 13.2.1 above, the Licensee shall notify the Licensor of its intent to, either (a) remedy the Material Breach in four (4) weeks or breach of any covenants, representation or warranty of this Agreement in eight (8) weeks, as the case may be, from the date of receipt of the Notice; or (b) engage in discussion and conciliation process with the Licensor, with an objective of arriving at an amicable solution to remedy the breach. In the event, where the Parties are unable to arrive at an amicable solution even after going through the aforesaid conciliation process, the Licensor shall be entitled to terminate the Agreement upon expiration of the four (4) weeks or eight (8) weeks period, depending on the breach as set forth in Clauses 13.1.1 or 13.1.2 above, from the date of receipt of the Notice by the Licensee.

13.2.3.

Without prejudice to the right of the Licensor to terminate this Agreement as provided in Clause 13.2.2 above, the Licensor shall be entitled to, (a) issue a ‘cease and desist notice’ to the Licensee, requiring the Licensee to refrain from undertaking any activity, which is in contravention of this Agreement; and/or (b) refrain the Licensee from using Brand in the manner indicated by the Licensor.

13.3.	Mutual Termination

The Parties hereby agree that subject to the terms and conditions of this Agreement, the Parties may mutually agree to terminate this Agreement, on such terms and conditions as mutually agreed between the Parties.

14.	EFFECT OF TERMINATION

14.1.

In the event of termination of this Agreement pursuant to Clause 13.1 (Licensor’s Termination Rights), and Clause 13.3 (Mutual Termination), the license granted pursuant to Clause 3 above and any sub-license granted pursuant to this Agreement shall terminate.

14.2.

On termination of this Agreement as provided under Clause 14.1 above, the license of the Brand immediately ceases and the Licensee/ sub-licensee shall then have no authority to use the Brand in any form whatsoever. The Licensee/ sub-licensee shall immediately stop referring to itself as a licensee of the Licensor and of the Brand.

14.3.

In the event the Licensor terminates the Agreement pursuant to Clause 13.1 (Licensor’s Termination Rights), the Licensee shall be liable to pay the Licensor an early termination fee (the “Early Termination Fee”), which will be an amount equal to the unpaid Brand License Fee for the remaining period of the Term of this Agreement. The Parties acknowledge and agree that any early termination of this Agreement will unjustifiably benefit the Licensee and render the Licensee Fee payable till the date of such early termination to be inadequate compensation for the use of the Brand by the Licensee. Accordingly, the Licensee hereby acknowledges and agrees that the Early Termination Fee is reasonable for the purposes of adequately compensating the Licensor for such use and enjoyment of the long term benefits of the Brand by the Licensee. The Early Termination Fee is intended to adequately compensate the Licensor for such significant adverse impact on the Licensor. However, if such amount of Early Termination Fee is found by any court of competent jurisdiction to be unenforceable, it will be interpreted to extend only over the maximum amount as to which it may be enforceable against the Licensee.

14.4.

On termination of this Agreement, it shall become void and of no further force and effect and all provision under this Agreement shall cease immediately upon termination, except for provisions that survive the termination of this Agreement, including but not limited to the Surviving Provisions set forth in Clause 14.6 (Surviving Provisions).

14.5.	The Licensee undertakes to return or destroy all material in which the Brand has been used for any purpose whatsoever.

14.6.

Surviving Provisions: The provisions of Clauses 14.6 (Surviving Provision), 11 (Representation and Warranties), 12 (Indemnification), 14 (Effects of Termination), 15 (Confidential Information), 16 (Notices), 17 (Governing Law), 18 (Dispute Resolution) and 19 (Miscellaneous) (“Surviving Provisions”) shall survive the expiry or termination of this Agreement. Provided, however, that termination shall, unless otherwise agreed by the Parties, be without prejudice to the accrued rights and obligations of the Parties at the date of such termination, including the rights of any Party in respect of a breach of this Agreement prior to such termination.

15.	CONFIDENTIAL INFORMATION

15.1.	Each of the Parties hereby agree that it will:

15.1.1.	not make any unauthorized usage or disclosure of any Confidential Information belonging to the other; and

15.1.2.

be responsible for any unauthorized disclosure or usage of the other’s Confidential Information made by any of its employees or officers and will take all reasonable precautions to prevent such disclosure or use.

15.2.

The Parties hereby agree that either Party may disclose to its Affiliates, employees, sub-licensee, sub-contractor and any other third party, Confidential Information belonging to the other on need to know basis, if and to the extent that such disclosure is necessary to permit such Party to comply with the terms of this Agreement or such disclosure is required by Applicable Law to comply with a lawful order of a court of competent jurisdiction or of a regulatory authority.

16.	NOTICES

16.1.

Unless otherwise stated, all notices, approvals, instructions, demands and other communications given or made under this Agreement shall be in English and in writing and shall be given vide e-mail, facsimile, by personal delivery or by internationally recognized courier service with the proof of delivery or by sending the same by pre-paid registered mail addressed to the relevant Party at its address or fax number set out below.

To the Licensor:

Attention:	Deepak Kumar
Designation:	Company Secretary
Address:	Vedanta Resources PLC,
16 Berkeley Street,
London, W1J 8DZ
Email:	dk@vedantaresources.com
Tel:	+44 20 7499 5900

To the Licensee:

Attention:	Bhumika Sood
Designation:	Company Secretary
Address:	4th Floor, DLF Atria
DLF City - Phase 2
Gurgaon, 122002
Email:	Bhumika.sood@vedanta.co.in
Tel:	0124-459 3000

16.2.

Any notice, approval, instruction, demand or other communication so addressed to the relevant Party shall be deemed to have been validly given and delivered (i) if given or made by registered mail or international courier, seven (7) days after posting; (ii) if given by personal delivery, at the time of delivery; (iii) if given by e-mail, at the time of delivery; and (iv) if given or made by facsimile, upon receipt of a transmission report confirming successful transmission.

16.3.

Either Party may, from time to time, change its address or representative for receipt of notices provided for in this Agreement by giving all the other Parties not less than ten (10) days prior written notice.

17.	GOVERNING LAW AND JURISDICTION

17.1.

This Agreement shall be governed by, and construed in accordance with the laws of India. Subject to the dispute resolution Clause 18 set out below, the courts at New Delhi shall have exclusive jurisdiction.

18.	DISPUTE RESOLUTION

18.1.

Upon the occurrence of any dispute, controversy or claim between the Parties arising out of or in connection with this Agreement, including the breach, termination or invalidity thereof (“Dispute”), a Party shall be entitled to provide the other Party a written notice (“Dispute Notice”) of such Dispute. In the event that the Parties are unable to resolve the Dispute amicably within 60 (sixty) days of the service of the Dispute Notice (or such longer period as the Parties may mutually agree), then the Dispute shall be referred to arbitration in accordance with the terms of Clause 18.2 below.

18.2.

Subject to Clause 18.1, any Dispute shall be settled by arbitration by a sole arbitrator, in accordance with the Arbitration and Conciliation Act, 1996. The Parties shall mutually appoint such sole arbitrator. The Parties agree that any arbitral award shall be final and binding. The venue of the arbitration shall be New Delhi and the language of arbitration shall be English.

18.3.	The Parties hereby agree that each Party will bear its own costs in relation to the arbitration proceedings to be conducted under this Clause 18.

19.	MISCELLANEOUS

19.1.	No Partnership

No Party shall act as an agent of any other Party or have any authority to act for or to bind any other Party, except as provided in this Agreement.

19.2.	Entire Agreement

This Agreement contains the entire understanding of the Parties and shall supersede all prior arrangements, agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.

19.3.	Binding Effect

Subject to the terms and conditions hereof, this Agreement is legally binding upon and will inure to the benefit of the Parties and their respective successors and permitted assigns.

19.4.	Waiver and Amendment

19.4.1.

No amendment, modification or discharge of this Agreement shall be valid or binding unless set forth in writing and duly executed by the Parties hereto. Notwithstanding the foregoing, the Licensor will have the right to amend the Annexures, with a prior intimation to the Licensee, provided that if such amendment or modification would result in a change to the material terms of the Agreement, such amendment would require the prior consent of the Licensee.

19.4.2.

No waiver shall be valid unless given in writing by the Party or Parties from whom such waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time. Neither the waiver by any of the Parties of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the Parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.

19.5.	Independent Rights

Each of the rights of the Parties hereto under this Agreement are independent, cumulative and without prejudice to all other rights available to them, and the exercise or non-exercise of any such rights shall not prejudice or constitute a waiver of any other right of the Party, whether under this Agreement or otherwise.

19.6.	Specific Performance

The Parties agree that damages may not be an adequate remedy and each Party shall be entitled to an injunction, restraining order, right for recovery, suit for specific performance or such other equitable relief as a court of competent jurisdiction may deem necessary or appropriate to restrain the other Parties from committing any violation or enforce the performance of the covenants, conditions, representations and obligations contained in this Agreement.

19.7.	Non-Exclusive Remedies

The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any Party may otherwise have under any applicable law or in equity. The rights and remedies of any Party based upon, arising out of or otherwise in respect of any inaccuracy or breach of any representation, warranty or agreement or failure to fulfil any condition shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement as to which there is no inaccuracy or breach.

19.8.	Severability

If any provision of this Agreement is rendered void, illegal or unenforceable in any respect under the relevant applicable law, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired. Should any provision of this Agreement be or become unenforceable, the Parties to this Agreement shall use reasonable endeavours to agree upon a new provision which shall as nearly as possible have the same commercial effect as the ineffective provision.

19.9.	Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument and any Party may execute this Agreement by signing any one or more of such originals or counterparts. Facsimile transmitted counterparts shall be deemed binding only the Parties to this Agreement.

[Signature page to he followed]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day, month and year above first written.

For and on Behalf of VEDANTA RESOURCES PLC

Name: Deepak Kumar

Designation: Company Secretary

For and on Behalf of VEDANTA RESOURCES PLC

Name: E. Zotova

Designation: Independent Director

For and on Behalf of VEDANTA LIMITED

Name: G.R. Arun Kumar

Designation: Group CFO & Director

ANNEXURE A

DESCRIPTION OF THE BRAND

SR. NO.	COUNTRY OF ORIGIN	APPLICANT	DESCRIPTION OF TRADEMARK	APPLICATION REGISTRATION NO.	APPLICATION / REGISTRATION DATE	CLASS	STATUS	RENEWAL DATE
1.	India	Vedanta Resources Plc	VEDANTA	1283369	10/06/2015	01, 04, 06, 07, 14, 35, 36, 37, 39, 40, 41, 42, 43, 44	Response to Exam Report filed
2.	India	Vedanta Resources Plc	VEDANTA Logo	1284619	10/06/2015	01, 04, 06, 07, 14, 35, 36, 37, 39, 40, 41, 42, 43, 44
3.	India	Vedanta Resources Plc	VEDANTA Logo	1332758	17/01/2005 17/02/2007	06	Registered	17/01/2025
4.	India	Vedanta Resources Plc	VEDANTA Logo	1332759	17/01/2005 17/03/2008	14	Registered	17/01/2025

ANNEXURE B

PERMITTED USE

1.	The Brand shall be licensed to the Licensee solely for use in the Licensees’ Business in accordance with Applicable Law (such field of use, the “Field of Use”).

2.

The Licensee acknowledges and accepts that the Brand shall be used solely in the Field of Use and the Licensee shall not be permitted from using the Brand outside the scope of the Field of Use without the prior written consent of the Licensor.

3.	Set forth below are the activities for which the Licensee is entitled to use the Brand in the Field of Use (the “Permitted Uses”):

➢	For identification of any unit or factory or mine of the Licensee.

➢

For all signboards or information leaflets or pamphlets created by the Licensee and available at the factories or units or mines of the Licensee, so long as the format of such usage has been approved in writing by the Licensor prior to use.

➢	For use in public media or for general advertising of the Field of Use of the Licensee, so long as such usage has been pre-approved in writing by the Licensor.

➢

For creation of digital media assets, including, use in the domain name of a the website created, maintained and managed by the Licensee or its authorized persons, so long as such usage has been pre-approved in writing by the Licensor.

➢	On memrobalia or events organized by the Licensee for promoting the Licensee’s Field of Use, as such usage has been pre-approved in writing by the Licensor.

➢

On the uniforms used by employees, agents and such other staff as are performing services at the factories or mines or units of the Licensee, so long as such usage has been pre-approved in writing by the Licensor.

➢

On the materials used or products provided at each unit or factory or mine in connection with the Field of Use, including, on linen, stationery or folders and files, as such usage has been pre-approved in writing by the Licensor.

➢

For any communication by the Licensee or its employees in relation or in connection with the Field of Use, including, without limitation, on any letterheads, stationery, business cards, email addresses as such usage has been pre-approved in writing by the Licensor.

➢	On name plates of the employees and staff of the Licensee as such usage has been pre-approved in writing by the Licensor.

➢	On promotional documentation, including, pamphlets and leaflets, as such usage has been pre-approved in writing by the Licensor.

➢	Any other documents, goods, materials or services used by the Licensee in the Field of Use while operating its business as such usage has been pre-approved in writing by the Licensor.

ANNEXURE C

PART A

PERMITTED TERRITORY

1.	The Licensee shall have the right to use the Brand within the territory of India.

2.	Any use of the Brand by the Licensee in any country or territory outside India shall require the prior written consent of the Licensor.

PART B

LIST OF COUNTRIES WHERE BRAND IS REGISTERED/APPLIED FOR

REGISTRATION

SR. NO.	COUNTRY OF ORIGIN	APPLICANT	DESCRIPTION OF TRADEMARK	APPLICATION REGISTRATION NO.	APPLICATION / REGISTRATION DATE	CLASS	STATUS	RENEWAL DATE
1.	Australia	Vedanta Resources Plc	VEDANTA	1283369	10/06/2015	01, 04, 06, 07, 14, 35, 36, 37, 39, 40, 41, 42, 43, 44	Registered
2.	Australia	Vedanta Resources Plc	VEDANTA Logo	1284619	10/06/2015	01, 04, 06, 07, 14, 35, 36, 37, 39, 40, 41, 42, 43, 44	Registered
3.	European Union Intellectual Property Office	Vedanta Resources Plc	VEDANTA LOGO	004223814	30/12/2004 13/07/2006	06, 37, 40	Registered	30/12/2024
4.	European Union Intellectual Property Office	Vedanta Resources Plc	VEDANTA	012895181	21/05/2014 04/12/2014	01, 02, 04, 05, 06, 07, 09, 11, 12, 14, 16, 17, 18, 19, 20, 21, 22, 25, 29, 30, 31, 35, 36, 37, 38, 39, 40, 41, 42	Registered	21/05/2024
5.	European Union Intellectual Property Office	Vedanta Resources Plc	VEDANTA logo	012895256	21/05/2014 14/11/2014	01, 02, 04, 05, 06, 07, 09, 11, 12, 14, 16, 17, 18, 19, 20, 21, 22, 25,	Registered	21/05/2024
						29, 30, 31, 35, 36, 37, 38, 39, 40, 41, 42

SR. NO.	COUNTRY OR ORIGIN	APPLICANT	DESCRIPTION OF TRADEMARK	APPLICATION REGISTRATION NO.	APPLICATION / REGISTRATION DATE	CLASS	STATUS	RENEWAL DATE
6.	European Union Intellectual Property Office	Vedanta Resources Plc	VEDANTA	013980991	23/04/2015 28/08/2015	43, 44	Registered	23/04/2025
7.	European Union Intellectual Property Office	Vedanta Resources Plc	VEDANTA Logo	013981006	23/04/2015 28/08/2015	01, 04, 06, 07, 14, 35, 36, 37, 39, 40, 41, 42, 43, 44	Registered	23/04/2025
8.	International	Vedanta Resources Plc	VEDANTA	1283369	10/06/2015 10/06/2015	01, 04, 06, 07, 14, 35, 36, 37, 39, 40, 41, 42, 43, 44	Registered	10/06/2025
9.	International	Vedanta Resources Plc	VEDANTA Logo	1284619	10/06/2015 10/06/2015	01, 04, 06, 07, 14, 35, 36, 37, 39, 40, 41, 42, 43, 44	Registered	10/06/2025
10.	Liberia	Vedanta Resources Plc	VEDANTA	1283369	10/06/2015	01, 04, 06, 07, 14, 35, 36, 37, 39, 40, 41, 42, 43, 44
11.	Liberia	Vedanta Resources Plc	VEDANTA Logo	1284619	10/06/2015	01, 04, 06, 07, 14, 35, 36, 37, 39, 40, 41, 42, 43, 44
12.	Namibia	Vedanta Resources Plc	VEDANTA	1283369	10/06/2015	01, 40, 41, 42, 43, 44 04, 06, 07, 14, 35, 36, 37, 39
13.	Namibia	Vedanta Resources Plc	VEDANTA Logo	1284619	10/06/2015	01, 40, 41, 42, 43, 44 04, 06, 07, 14, 35, 36, 37, 39
14.	P.R. China	Vedanta Resources Plc	VEDANTA	1283369	10/06/2015	01, 04, 06, 07, 14, 35, 36, 37,
						39, 40, 41, 42, 43, 44

SR. NO.	COUNTRY OF ORIGIN	APPLICANT	DESCRIPTION OF TRADEMARK	APPLICATION REGISTRATION NO.	APPLICATION / REGISTRATION DATE	CLASS	STATUS	RENEWAL DATE
15.	P.R. China	Vedanta Resources Plc	VEDANTA Logo	1284619	10/06/2015	01, 04, 06, 07, 14, 35, 36, 37, 39, 40, 41, 42, 43, 44
16.	South Africa	Vedanta Resources Plc	VEDANTA	2015/10678	23/04/2015	01	Response to Exam Report filed
17.	South Africa	Vedanta Resources Plc	VEDANTA	2015/10683	23/04/2015	04	Application filed
18.	South Africa	Vedanta Resources Plc	VEDANTA	2015/10676	23/04/2015	06	Application filed
19.	South Africa	Vedanta Resources Plc	VEDANTA	2015/10694	23/04/2015	07	Application filed
20.	South Africa	Vedanta Resources Plc	VEDANTA	2015/10687	23/04/2015	14	Application filed
21.	South Africa	Vedanta Resources Plc	VEDANTA	2015/10679	23/04/2015	35	Application filed
22.	South Africa	Vedanta Resources Plc	VEDANTA	2015/10673	23/04/2015	36	Application filed
23.	South Africa	Vedanta Resources Plc	VEDANTA	2015/10689	23/04/2015	37	Application filed
24.	South Africa	Vedanta Resources Plc	VEDANTA	2015/10692	23/04/2015	39	Application filed
25.	South Africa	Vedanta Resources Plc	VEDANTA	2015/10685	23/04/2015	40	Application filed
26.	South Africa	Vedanta Resources Plc	VEDANTA	2015/10693	23/04/2015	41	Application filed
27.	South Africa	Vedanta Resources Plc	VEDANTA	2015/10677	23/04/2015	42	Application filed
28.	South Africa	Vedanta Resources Plc	VEDANTA	2015/10671	23/04/2015	43	Application filed
29.	South Africa	Vedanta Resources Plc	VEDANTA	2015/10672	23/04/2015	44	Application filed
30.	South Africa	Vedanta Resources Plc	VEDANTA Logo	2015/10667	23/04/2015	01	Awaiting publication
31.	South Africa	Vedanta Resources Plc	VEDANTA Logo	2015/10686	23/04/2015	04	Awaiting publication
32.	South Africa	Vedanta Resources Plc	VEDANTA Logo	2015/10675	23/04/2015	06	Awaiting publication

SR. NO.	COUNTRY OF ORIGIN	APPLICANT	DESCRIPTION OF TRADEMARK	APPLICATION REGISTRATION NO.	APPLICATION / REGISTRATION DATE	CLASS	STATUS	RENEWAL DATE
33.	South Africa	Vedanta Resources Plc	VEDANTA Logo	2015/10691	23/04/2015	07	Awaiting publication
34.	South Africa	Vedanta Resources Plc	VEDANTA Logo	2015/10669	23/04/2015	14	Awaiting publication
35.	South Africa	Vedanta Resources Plc	VEDANTA Logo	2015/10681	23/04/2015	35	Awaiting publication
36.	South Africa	Vedanta Resources Plc	VEDANTA Logo	2015/10674	23/04/2015	36	Awaiting publication
37.	South Africa	Vedanta Resources Plc	VEDANTA Logo	2015/10684	23/04/2015	37	Awaiting publication
38.	South Africa	Vedanta Resources Plc	VEDANTA Logo	2015/10690	23/04/2015	39	Awaiting publication
39.	South Africa	Vedanta Resources Plc	VEDANTA Logo	2015/10680	23/04/2015	40	Awaiting publication
40.	South Africa	Vedanta Resources Plc	VEDANTA Logo	2015/10688	23/04/2015	41	Awaiting publication
41.	South Africa	Vedanta Resources Plc	VEDANTA Logo	2015/10670	23/04/2015	42	Awaiting publication
42.	South Africa	Vedanta Resources Plc	VEDANTA Logo	2015/10682	23/04/2015	43	Awaiting publication
43.	South Africa	Vedanta Resources Plc	VEDANTA Logo	2015/10668	23/04/2015	44	Awaiting publication
44.	United Kingdom	Vedanta Resources Plc	VEDANTA LOGO	2377605	09/11/2004 20/05/2005	06, 40, 37	Registered	09/11/2024
45.	Zambia	Vedanta Resources Plc	VEDANTA	1283369	10/06/2015	01, 04, 06, 07, 14, 35, 36, 37, 39, 40, 41, 42, 43, 44
46.	Zambia	Vedanta Resources Plc	VEDANTA Logo	1284619	10/06/2015	01, 04, 06, 07, 14, 35, 36, 37, 39, 40, 41, 42, 43, 44

ANNEXURE D

PRINCIPLES OF USAGE

The Licensee in using the Brand must be guided by each of the principles or guidelines set forth below and shall ensure that its usage is not contrary to any of the following principles or guidelines:

A.	Licensor’s Values Based Principles

1)	The Licensee will use the Brand in a manner that adheres to Group Code of Business Conduct and Ethics and values of the Licensor as set forth below.

2)

The Licensor seeks progressive avenues to showcase its Brand with distinctiveness and in the manner that enhances its reputation. The Brand should always be used in a manner that incorporates and preserves the foregoing values of the Licensor.

B.	Brand Based Principles

1)

The Brand will always be used in a manner or form that preserves its distinctiveness, reputation and validity. The Licensee shall use the Brand in a manner that does not harm or erode the equity of the brand itself and the goodwill and reputation of the Licensor.

2)	The Brand will always be used in a manner that unambiguously reflects the Licensor to be the sole legal owner of the mark.

3)	The Brand to be displayed as a registered mark under the following notation “® or ™” wherever appropriate.

4)

The display of the Brand on the products, services or activities of the Licensee shall not be such that it suggests or creates any impression that the manufacturer, provider or the source of such products, services and activities is the Licensor or any Affiliate of the Licensor.

5)

The Brand will not be used in any manner that holds or represents (expressly or by implication) Licensor, or any Affiliate of the Licensor to be a guarantor or otherwise liable for any of the Licensee’s business, conduct, actions or omissions.

6)

The Licensee shall not enter into any arrangement or agreement with a competitor of the Licensor or any of its Affiliates, or engage in any activity that is intended to, or, that may reasonably expect to, advance a competitor’s interests, unless agreed by the Licensor.

7)

Notwithstanding the foregoing, if a usage becomes prohibited by law or court order or other governmental or judicial action or is a use not authorized under this Agreement, the Licensee shall immediately cease such usage upon notice from Licensor.

C.	Brand Promotion Based Protocols

1)

The Licensee shall, on a best effort basis, keep the Licensor informed of major marketing campaigns, if any, led by the central marketing team on concept boards / press layouts / story boards / message treatments which use names, marks and indicia licenced to them before production for market launch. In the event Licensor has any concerns or objections on any such material, it shall within a period of 10 working days submit the same to the Licensee in writing. In case remedial action is required, it shall be shared to enable a joint decision to be taken addressing such concerns.

D.	Quality of Product/ Services Based Principles

1)	The Licensee shall ensure that the standards of products and services will not harm, tarnish or diminished the value of the BRAND.

2)

The Licensee also agrees that the standard of products and services shall be in accordance with all applicable foreign, federal, state and local laws, and governmental orders and regulations as they all may be in effect from time to time, if applicable to such products and services.

3)	The process of approvals is intended to sharpen and synergise messaging such that it furthers the business impact of the Licensee and businesses of the Subsidiaries and that of the Group as a whole.

4)

In the event the Licensor determines that the proposed templates of products are not in compliance with the Brand Framework and with the terms of the Agreement, the Licensor will provide a written notice to this effect to the Licensee communicating its rejection of the proposed templates and the reasons for such rejection (such notice, the “Non-Compliance Notice”).

5)

Upon receipt of a Notice of Non-Compliance, the Licensee shall use all commercially reasonable efforts to remedy the quality issues or non-compliance within a period of fifteen (15) days from the date of receipt of the notice of Non-Compliance.

ANNEXURE E

Group Code of Business Conduct and Ethics

This Code of Business Conduct and Ethics (the ‘Code’) is a reference document outlining the standard code of conduct for Vedanta Resources plc (the ‘the Company’) and its subsidiaries (together called ‘Vedanta’ or the ‘Group’) and for its directors, officers and employees.

The Code is for internal compliance and does not create, nor shall it be construed to create, directly or implicitly, any rights, duties or obligations of Company to any person, body or legal entity.

The English version of this policy is the original.

HOW WE DO BUSINESS

The Company’s reputation is its most valuable asset. How we conduct ourselves day to day with each other, our customers, our shareholders, our competitors, our neighboring communities and our suppliers forms the basis of our reputation as an ethical group. Our customers and other stakeholders expect us to maintain the highest ethical standards, to fulfil our commitments and to act with complete integrity. Our reputation is important and we must do everything to protect it by making sure that our actions and policies are not only legal, but also in line with the highest level of business ethics and personal integrity.

Uncompromising business ethics are an integral part of the Company’s values and of our way of doing business. We should be honest in every situation and ethical in all our business practices. Our reputation is determined by our smallest actions.

Anil Agarwal

Chairman

November 2011

INTRODUCTION

Purpose

This Code of Business Conduct and Ethics (the ‘Code’) contains general guidelines for conducting the business of the Group consistent with the highest standards of business ethics. To the extent this Code requires a higher standard than required by commercial practice or applicable laws, rules or regulations, we adhere to these higher standards.

The Code applies to all directors, officers and employees of the Company and its subsidiaries (which, unless the context otherwise requires, are collectively referred to as ‘Vedanta’ or the ‘Group’). We refer to all persons covered by this Code, including directors, officers and employees, as ‘employees’.

The Code expresses the principles of our business ethics and is intended to assist all employees in meeting the high standards of personal and professional integrity required of them. Strict adherence to the provisions of the Code is a condition of employment. All managers should take an active role in implementing the Code and ensuring that it is communicated to all employees and adhered to in all circumstances.

The Code is an important part of the Company’s Mission and Values, where we highlight principles and standards for our global business conduct. Vedanta expects all its employees to uphold the highest standards of ethical behavior and integrity. We believe that ethical and economic values are interdependent and that the business community must always strive to operate within the accepted norms established by national and international authorities.

The Code should guide our behavior and promotes:

•	honest and ethical conduct;

•	the ethical handling of conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with or submits to relevant authorities and in other public communications;

•	compliance with applicable laws, rules and regulations in the jurisdictions in which we operate;

•	prompt internal reporting of all relevant matters to an appropriate person or persons identified in this Code; and accountability for adherence to this Code.

Vedanta and its employees shall conform to the relevant laws and regulations of the countries in which they operate and fulfil their obligations in a reliable manner. Employees must insist on honesty and fairness in all aspects of business and expect the same from their partners. In any situation not governed by statute or explicit regulations, or where the law is ambiguous or conflicting, the Company’s affairs will be conducted in accordance with its high standard of business practice.

Breaches of the law, regulations or the Group’s standards are not justified by the pursuit of profit and activities are not made acceptable merely by the practice of competitors or others in the market.

Further, Vedanta and its employees shall operate in accordance with the following guidelines:

Guidelines

Apply “zero tolerance’ in assuring strict adherence to local and international laws and regulations as well as to the Group’s ethical standards.

Ensure all Group business transactions are fully and fairly recorded according to the Group’s accounting principles.

Ensure continuous training and awareness for employees on how to handle ethical issues, as well as timely advice and guidance

Regularly monitor ethical conduct and ensure that accessible systems are in place for employees or others to report potential violations.

Seeking Help and Information

This Code is not intended to be a comprehensive rulebook and cannot address every situation that you may face. If you feel uncomfortable about a situation or have any doubts about whether it is consistent with the Group’s ethical standards, seek help. We encourage you to contact your manager for help first. If your manager cannot answer your questions or you do not feel comfortable contacting your manager, contact the Company Secretary at dk@vedantaresources.com or by writing to:

The Company Secretary

5th Floor,

16 Berkeley Street,

London W1J 8DZ

You may remain anonymous and will not be required to reveal your identity in your communication to the Company.

Reporting Violations of the Code

Each employee is responsible for ensuring that his or her conduct and the conduct of anyone reporting to the employee fully comply with the policies governing the Group’s business dealings. Compliance, both personal and by subordinates, will be a factor in periodic performance appraisals. All employees have a duty to report any known or suspected violations of this Code, including any violations of the laws, rules, regulations or policies that apply to the Company. If you know of or suspect a violation of this Code, immediately report the conduct to your manager. Your manager will contact the Company Secretary, who will work with you and your manager to investigate your concern. If you do not feel comfortable reporting the conduct to your manager or you do not get a satisfactory response, you may contact the Company Secretary directly. You may also report known or suspected violations of the Code to the Company at the email address: Vedanta.whistleblower@vedanta.co.in

Employees submitting this information need not leave their name or other personal information. All reports of known or suspected violations of the law or this Code will be handled sensitively and with discretion. The Company will protect your confidentiality to the extent possible, consistent with law and the Company’s need to investigate your concern.

It is Vedanta’s policy that any employee who violates this Code will be subject to appropriate discipline, which may include termination of employment. This determination will be based upon the facts and circumstances of each particular situation. An employee accused of violating this Code will be given an opportunity to present his or her version of the events at issue prior to any determination of appropriate discipline. Employees who violate the law or this Code may expose themselves to civil damages and criminal proceedings. The Company may also face substantial fines and penalties and may incur damage to its reputation and standing in the community. Your conduct as a representative of the Vedanta, if it does not comply with the law or with this Code, can result in serious consequences for both you and Vedanta.

Policy against Retaliation

Vedanta prohibits retaliation against an employee who, in good faith, seeks help or reports known or suspected violations of the Code. Any reprisal or retaliation against an employee because the employee, in good faith, sought help or filed a report will be subject to disciplinary action, including potential termination of employment.

HUMAN RIGHTS

At Vedanta, upholding people’s fundamental rights is central in our everyday business operations. At a minimum Vedanta will comply with all applicable local, state and national laws regarding human rights and workers rights where the Company does business.

All our businesses are compliant with applicable regulations, strive to uphold all labour rights and are aligned with national and international regulations. All employees are required to comply with our Human Rights Policy.

COMPLIANCE WITH LAWS AND REGULATIONS

Each employee has an obligation to comply with all laws, rules and regulations applicable to the Group’s operations. These include, without limitation, laws covering bribery and kickbacks, copyrights, trademarks and trade secrets, information privacy, insider trading, illegal political contributions, antitrust prohibitions, foreign corrupt practices, offering or receiving gratuities, environmental hazards, employment discrimination or harassment, occupational health and safety, false or misleading financial information or misuse of corporate assets. You are expected to understand and comply with all laws, rules and regulations that apply to your job position.

BRIBERY AND CORRUPTION

General

Bribery is the offer, promise, giving, demanding or acceptance of an advantage as an inducement for an action which is illegal, unethical or a breach of trust.

The UK Bribery Act (“UKBA”) prohibits Company and its associated persons from offering, promising or giving any financial or other advantage to bring about the improper performance by another person of a relevant function or activity, to influence a foreign public official in performance of his or her official functions with an intention to obtain or retain business or an advantage in the conduct of business. Further, receipt of bribe is also covered by the act and is an offence under it. Stated more concisely the UKBA prohibits payment and receipt of bribes directly or indirectly through associated person.

A “public official’ includes anyone, whether elected or appointed, who performs public functions in any branch of national, local or municipal government anywhere in the world. It includes officials holding a legislative, administrative or judicial position of any kind. It also covers a person who exercises a public function, such as professionals working for public health agencies and officers in state owned enterprises”

“Facilitation payments are small or minor payments made to secure or speed up routine legal government actions”. Facilitation payments are bribes and prohibited under the UK Bribery Act

“Associated Persons means anyone who is engaged or paid to represent any entity in the Group and includes agents, representatives, intermediaries, introducers, sponsors, consultants, contractors and advisers or anyone else who acts on behalf of the organisation whose ability to represent such entity is established or implied by the terms of their arrangement”.

Employees shall not offer or provide an undue monetary or Facilitation payments, other advantage to any person or persons, including public officials, customers or employees, any Associated Persons, in violation of laws and the officials’ legal duties in order to obtain or retain business.

Agreements with consultants, brokers, sponsors, agents or other intermediaries shall not be used to channel payments to any person or persons, including public officials, customers or employees, and thereby circumvent the Group’s policies regarding bribery and corruption.

Fraud and Money Laundering

Vedanta is committed to the elimination of fraud, to the rigorous investigation of any suspected cases of fraud and, where fraud or another criminal act is proven, to ensure that wrongdoers are appropriately dealt with.

Vedanta also complies with the applicable money laundering regulations in each jurisdiction in which it operates and will co-operate fully with any investigation conducted by regulatory authorities involving potential money laundering by an employee, officer or director of the Group.

POLITICAL CONTRIBUTIONS

No funds or assets of the Group may be contributed to any political party or organization or to any individual who either holds public office or is a candidate for public office except where such a contribution is permitted by applicable law and has been authorized by the Chairman or the Board of Directors.

In addition, neither the Company nor any of its subsidiaries may under any circumstances make donations or contributions to political organizations in the United Kingdom or European Union. Should any such donations be contemplated by the Board of Directors, shareholder approval would be sought in advance.

HEALTH, SAFETY AND ENVIRONMENT

The health and safety of our employees and any other person who may be affected by the Group’s operations is of paramount importance. Our aspiration is zero harm and we will strive to implement world class management systems and engender a strong safety culture across all our operations. The Group and its employees shall act positively to prevent injury, ill health, damage and loss arising from its operations as well as to comply with all regulatory or other legal requirements pertaining to safety, health and the environment. All employees are required to be aware of health, safety and environmental issues and to be familiar with applicable laws and the Group’s policies applicable to their areas of business/work.

We will strive, particularly through our use of innovative technologies, to meet the challenges presented by climate change. Wherever possible prevent, or otherwise minimize, mitigate and remediate effects of our operations on the environment. We will promote, encourage and prioritize re-use and re-cycling methods throughout all of our businesses. All employees are encouraged to take an active role in identifying and supporting environmental improvement programmes.

INSIDER TRADING

Pursuant to the Listing Rules of the United Kingdom Listing Authority, the Company has adopted a Share Dealing Code to govern dealing in its securities. Directors, officers and senior employees are required to adhere to the Share Dealing Code when dealing in the Company’s securities. Similar provisions exist for other listed companies within the Group as required by local regulations. Directors and officers of the Group have a responsibility to take reasonable steps to ensure that directors, officers and employees of the Group are not engaging in improper insider trading. Copies of the Share Dealing Code are available from the Company Secretary.

In summary, the Group’s insider trading policies provide that no employee of the Group or any member of his/her immediate family living in the same household as the employee shall directly or indirectly purchase or sell any securities of the Company or of any other listed Company in the Group while he/she is in possession of material non-public information affecting the Group. Also, employees may not ‘tip-off’ others about important information regarding the Group, and should keep any information pertaining to the Group confidential. Failure to comply with these provisions could result in disciplinary action and severe criminal and civil penalties.

WHISTLEBLOWING

A Whistleblowing Policy has been adopted by the Audit Committee of the Company to govern the receipt, retention, and treatment of complaints and to protect the confidential, anonymous reporting of the same. These policies and procedures apply to and are available to all employees of the Company, its subsidiaries and all external stakeholders.

Copies of the Whistleblowing Policy are available from the Company Secretary and a summary is provided below.

Employees have the opportunity to submit / report complaints pertaining to the following areas such as:

•

Fraud (an act of wilful misrepresentation which would affect the interests of the concerned) against investors, securities fraud, mail or wire fraud, bank fraud, or fraudulent statements to the London Stock Exchange, Securities and Exchange Board of India, the U.S. Securities and Exchange Commission, other relevant stock exchanges, any other relevant authority or members of the investing public.

•	Violations of any rules and regulations applicable to the Company and related to accounting, internal accounting controls and auditing matters.

•	International error or fraud in the preparation, review or audit of any financial statement of the Company.

•	Any violations to the Company’s ethical business practices as specified in the Company’s Code of Business Conduct and Ethics policy.

•	Any other event which would affect the interests of the business.

The Company will protect the confidentiality and anonymity of the complainant to the fullest extent possible with an objective to conduct an adequate review. External stakeholders such as vendors, customers, business partners etc, have the opportunity to submit complaints, however, the Company is not obliged to keep complaints from non-employees confidential or to maintain the anonymity of non -employees.

Post review, if the complaint is found to have been made with mala fide intention, stringent action will be taken against the complainant. We encourage employees to report genuine complaints and those submitted in good faith.

Receipt of complaints

All complaints should be reported to the Group Head – Management Assurance, who is independent of operating management and businesses. The contact details are as follows:

Group Head – Management Assurance

Vedanta, 75 Nehru Road

Vile Parle (E), Mumbai 400 099

Tel No: +91 22 66461000

Fax No: +91 22 66461450

Complaints can also be sent to the designated E-Mail ID: Vedanta.whistleblower@vedanta.co.in. The Head-Management Assurance will ensure investigation of complaints and submits regular reports on any complaints received to the Company’s Audit Committee for review.

CORPORATE OPPORTUNITIES

As an employee of the Group, you have an obligation to advance the Group’s interest when the opportunity to do so arises. If you discover or are presented with a business opportunity through the use of corporate property, information or because of your position with the Group, you should first present the business opportunity to the Group before pursuing the opportunity in your individual capacity. Employees who learn of such opportunity through their association with the Group may not disclose it to a third party or invest in the opportunity without first offering it to the Group.

Employees are prohibited from:

1.	Taking for themselves personally opportunities that are discovered through the use of the Group’s property, information or position;

2.	Using the Group’s property, information or position for personal gain; or

3.	Competing with the Group.

You should disclose to your manager the terms and conditions of each business opportunity covered by this Code that you wish to pursue. Your manager will contact the appropriate management personnel to determine whether Vedanta wishes to pursue the business opportunity. If Vedanta waives its right to pursue the business opportunity, you may pursue the business opportunity on the same terms and conditions as originally proposed and consistent with the other ethical guidelines set forth in this Code.

COMPETITION AND FAIR DEALING

All employees are obligated to deal fairly with fellow employees and with the Group’s customers, suppliers, competitors and other third parties. Employees should not take unfair advantage anyone through manipulation, concealment, and abuse of privileged information, misrepresentation or any other unfair-dealing practice.

Relationships with Customers

Our business success depends upon our ability to foster lasting customer relationships. Vedanta is committed to dealing with customers fairly, honestly and with integrity.

Vedanta believes in exercising due care and diligence in establishing business relations with its customers and counter parties. All employees must adhere to the key principle of customer identification. The identity of every customer must be established from a reliable identifying source or materials or documents.

Specifically, you should keep the following guidelines in mind when dealing with customers:

•	Information we supply to customers should be accurate and complete to the best of our knowledge. Employees should not deliberately misrepresent information to customers.

•	Employees should not refuse to sell, service, or maintain products Vedanta has produced simply because a customer is buying products from another supplier.

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Customer entertainment should not exceed reasonable and customary business practice. Employees should not provide entertainment or other benefits that could be viewed as an inducement to or a reward for, customer purchase decisions. Please see “Gifts and Entertainment” below for additional guidelines in this area.

Relationships with Suppliers

Vedanta deals fairly and honestly with its suppliers. This means that our relationships with suppliers are based on price, quality, service and reputation, among other factors.

Vedanta incurs significant expenditure on the procurement of goods and services. We recognize the need to manage this expenditure from social, ethical and environmental perspectives by ensuring that our suppliers meet our high standards for responsible behavior. To achieve this aim, social, ethical and environmental considerations will become an integral part of how we evaluate and select our suppliers.

There are two areas of focus for procurement activity:

•	Ethics: Our procurement processes aim to identify ethical issues. Where serious ethical issues are identified in relation to a supplier, the supplier will be excluded from doing business with us.

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Health, Safety and Environment: Our procurement processes will ensure that we take practical steps to make sure our suppliers do not unnecessarily impact the environment in the way they produce, consume and dispose of materials. We will review the health and safety performance of our suppliers and HSE performance will be taken into account during vendor evaluation.

We actively aim to ensure that due regard is given to each of these issues in every procurement managed by Vedanta. Employees dealing with suppliers should carefully guard their objectivity. Specifically, no employee should accept or solicit any personal benefit from a supplier or potential supplier that might compromise, or appear to compromise, their objective assessment of the supplier’s products and prices. Employees can give or accept promotional items of nominal value or moderately scaled entertainment within the limits of responsible and customary business practice. Please see “Gifts and Entertainment” below for additional guidelines in this area.

Relationships with Competitors

Vedanta is committed to free and open competition in the marketplace. Employees should avoid actions that would be contrary to laws governing competitive practices in the marketplace, including federal and state anti-trust laws. Such actions include misappropriation and/or misuse of a competitor’s confidential information or making false statements about the competitor’s business and business practices. The Group and its employees shall under no circumstances engage in any anti-competitive practices such as illegal fixing of prices, sharing of markets or other actions which prevent, restrict or distort competition in violation of applicable anti-trust laws.

Relationships with stakeholders

Entity’s ability to conduct business is directly affected by government decision making, and it seeks to have open and constructive relationships with governments.

If you have contact with government officials during your work, or are asked to provide information in connection with a government or regulatory agency enquiry or investigation, you must make sure that any information you provide is truthful and accurate, and that Company’s legitimate interests are protected.

Always be truthful, accurate, cooperative and courteous when dealing with government or regulatory agency officials. Notify and seek advice from your Legal representative if you receive a non-routine request from a government or regulatory agency official.

Stand firm against possible corruption. Never offer anything of value to obtain an actual or perceived improper advantage.

CONFLICTS OF INTEREST

An employee’s primary employment obligation is to Vedanta. Vedanta’s employees shall avoid entering into any situation in which their personal or financial interests may conflict with those of the Group.

Business decisions and actions must be based on the best interests of the Group and must not be motivated by personal considerations or relationships. Relationships with prospective or existing suppliers, contractors, customers, competitors or regulators must not affect independent and sound judgements made on behalf of the Group.

General guidelines to help employees better understand several of the most common examples of situations that may cause a conflict of interest are listed below In addition, employees are required to disclose to their manager any situation that may be, or appears to be, a conflict of interest. When in doubt, it is best to disclose.

Identifying Potential Conflicts of Interest

A conflict of interest can occur when an employee’s private interest interferes, or appears to interfere, with the interest of the Group as a whole. You should avoid any private interest that influences your ability to act in the interest of the Group or that makes it difficult to perform your work objectively and effectively.

Identifying potential conflicts of interests may not always be clear-cut. The following situations are examples of conflicts of interest:

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Directors and Senior Officers: Directors and senior officers must disclose to the Company’s Board of Directors any material transaction or relationship that is or may be a potential conflict of interest in line the Company’s policy on conflicts of interest and UK law.

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Outside Employment: No employee should be employed by, serve as a director of, or receive payments for services to a Company that is a material customer, supplier, distributor or competitor of the Group without the advance approval of the Chairman of the Board (the “Chairman”) or the Board of directors (the “Board”). Any outside activity must be strictly separated from employment by the Group and should not harm the Group’s interest, the business of the Group or job performance at the Group.

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Family Members and Close Personal Relationships: Employees may not seek to obtain special treatment from any member of the Group for family members or friends or for businesses in which family members or friends have an interest.

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Financial Interests: Employees may not allow their investments to influence, or appear to influence, business judgements made by them on behalf of the Group. The appearance of a conflict of interest is most likely to arise if an employee has an investment in a competitor, supplier, customer or distributor and his decision may have a business impact on this outside party. No employee should have a significant financial interest (ownership or otherwise) in any Company that is a material customer, supplier or competitor of the Company.

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Loans or Other Financial Transactions: No employee should obtain loans or guarantees of personal obligations from, or enter into any other personal financial transaction with, any Company that is a material customer, supplier or competitor of the Group. This guideline does not prohibit arms-length transactions with banks, brokerage firms or other financial institutions.

GIFTS AND ENTERTAINMENT

Gifts

AS part of our overriding philosophy and good governance, Vedanta Resources Plc (the Company) discourages all its team members from receiving gifts except those of insignificant commercial value. Team members include all employees/retainers/advisors etc of the Company and all its subsidiaries.

Individuals should make every effort to refuse or return gifts having commercial value. Under exceptional circumstances if gifts are to be accepted then the same should be reported to the immediate superior and deposited with the Company Secretary. Perishable gifts items may be distributed in office. Company Secretary should circulate details of such gifts to the Company CEO/ Unit Head on a bi-monthly basis.

Offering gifts is a legitimate contribution to building good business relationships. It is important, however, that gifts never unduly influence business decision making or cause others to perceive an undue influence.

1)

It is prohibited to offer loans, cash or personal cheques, gifts that may be illegal (anything offered to a government official in breach of local or international bribery laws) and gifts of an inappropriate nature. The test to be applied while giving gifts is whether they could be intended, or even be reasonably interpreted, as a reward or encouragement or inducement for a favor or for preferential treatment. If the answer is yes, the gifts is prohibited.

2)	Never personally pay for a gift in order to avoid complying with entity’s code of conduct

3)	Never offer gifts from any entity involved in a bid or tender with entity.

Entertainment

Bona fide hospitality and promotional, or other business expenditure which seeks to improve the image of a commercial organization, better to present products and services, or establish cordial relations, is recognized as an established and important part of doing business.

It is your responsibility to use good judgement in this area. As a general rule, you may give or receive entertainment to or from customers or suppliers only if the entertainment would not be viewed as an inducement to or reward for any particular business decision. Entertainment expenses should be properly accounted for on expense reports.

This policy should be followed in letter and spirit.

For further guidance you should contact the Company Secretary / HR Head.

PROTECTION AND USE OF COMPANY ASSETS

Employees should protect the Group’s assets and ensure their efficient use for legitimate business purposes only. Theft, carelessness and waste have a direct impact on the Group’s profitability. The use of Group funds or assets, whether or not for personal gain, for any unlawful or improper purpose is prohibited.

To ensure the protection and proper use of the Group’s assets, each employee should:

Exercise reasonable care to prevent theft, damage or misuse of Group property

Report the actual or suspected theft, damage or misuse of Group property to a manager

Use the Group’s telephone system, email, written materials and other property primarily for business related purposes

Safeguard all electronic programs, data, communications and written materials from inadvertent access by others.

Use Group property only for legitimate business purposes, as authorized in connection with your job responsibilities.

Employees should be aware that Group property includes all data and communications transmitted or received to or by, or contained in, the Group’s electronic or telephonic systems. Group property also includes all written communications. Employees and other users of this property should have no expectation of privacy with respect to these communications and data. To the extent permitted by law, the Group has the ability, and reserves the right, to monitor all electronic and telephonic communication. These communications may also be subject to disclosure to law enforcement or government officials.

CONFIDENTIAL INFORMATION

Employees have access to a variety of confidential information while employed within the Group. An employee is required to keep confidential and not to disclose or use the confidential information belonging to the Group or belonging to a third party which has been received by the Group pursuant to a confidentiality agreement or received by the Group in circumstances where it is clear or evident that the information is proprietary and confidential. Furthermore, employees shall comply with the terms of all agreements relating to confidential information received from third parties. The foregoing shall not apply where the disclosure is made with the written consent of the Company or where law requires the disclosure. Such confidential information must be returned to the Group when the employee leaves the Group’s employment.

You should consider all information, from whatever source, to be confidential until it has been made available to the general public for a reasonable period of time.

The following is a non-exclusive list of confidential information:

•	The financial and sales results of the Group, or any member of the Group, before they are in the public domain.

•	Trade secrets, including any business or technical information, such as formulae, recipes, process, research programs or information that is valuable because it is not generally known.

•	Any invention or process developed by an employee using the Group’s facilities or trade secret information resulting from any work for the Group, or relating to the Group’s business.

•	Proprietary information such as customer sales lists and customer’s confidential information

•	Any transaction that the Group or any member of the Group is or may be considering which has not been publicly disclosed.

Safeguarding Confidential Information

Care must be taken to safeguard confidential information. Accordingly, the following measures should be adhered to:

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Employees should conduct their business and social activities so as not to risk inadvertent disclosure of confidential information. For example, when not in use, confidential information should be secretly stored. Also, review of confidential documents or discussion of confidential subjects in public places (e.g. airplanes, trains, taxis, etc) should be conducted so as to prevent overhearing or other access by unauthorized persons.

•	Within the Group’s offices, confidential matters should not be discussed within hearing range of visitors or others not working on such matters.

•	Confidential matters should not be discussed with other employees not working on such matters or with friends or relatives including those living in the same household as a Group employee.

ACCURACY OF FINANCIAL REPORTS AND COMPANY RECORDS

As a listed Company we are subject to various securities laws, regulations and reporting obligations. All Group business transactions must be fully and fairly recorded in accordance with the Group’s accounting principles and other appropriate requirements. It is important that all Company records are complete, accurate and reliable in all material respects. Both applicable law and our policies require the disclosure of accurate and complete information regarding the Group’s businesses, financial condition and results or operations. Inaccurate, incomplete or untimely reporting will not be tolerated and can severely damage the Group.

The Company’s financial officers and other employees working in the finance and accounting department have a special responsibility to ensure that all of our financial disclosures are full, fair, accurate, timely and understandable. These employees must understand and strictly comply with generally accepted accounting principles and all standards, laws and regulations for accounting and financial reporting of transactions, estimates and forecasts.

In addition, applicable law requires the Group to maintain proper internal books and records and to devise and maintain an adequate system of internal accounting controls. Employees are prohibited from (1) falsifying records or accounts subject to the above requirements and (2) making any materially false, misleading, or incomplete statement to an accountant in connection with an audit or any public filing with the relevant stock exchanges. These provisions are intended to discourage officers, directors, and other persons with access to the Group’s books and records from taking action that might result in the communication of materially misleading financial information to the investing public.

PUBLIC COMMUNICATIONS

Public Communications Generally

Vedanta places a high value on its credibility and reputation in the community. What is written or said about the Group in the news media and investment community directly impacts our reputation, positively or negatively. Our policy is to provide timely, accurate and complete information in response to public requests (media, analysts, etc) consistent with our obligations to maintain the confidentiality of competitive and proprietary information and to prevent selective disclosure of market-sensitive financial data. To ensure compliance with this policy, all news media or other public requests for information regarding the Company should be directed to the Associate Director – Investor Relations.

The Company has a responsibility to communicate effectively with shareholders so that they are provided with full and accurate information, in all material respects, about the Group’s financial condition and results of its operations. All public communications, including reports and documents filed or submitted to relevant statutory authorities shall include full, fair, accurate and understandable disclosure and shall be made in a timely manner.

Corporate Communications and Disclosure Policy

To ensure compliance with the above all employees are subject to the Group’s Corporate Communications and Disclosure Policy the principle purposes of which are to ensure that:

•	Material information about Vedanta is communicated to the financial and investing community in a timely, factual and accurate manner;

•	Material information is disseminated in accordance with all applicable legal and regulatory requirements.

The Corporate Communications and Disclosure Policy stipulates that all matters relating to external communication and media are under the direction of the Group Communications Council and identifies authorized spokespersons who may interact with the media. No employees, other than authorized spokespersons, may respond to the media.

Copies of the Corporate Communications and Disclosure Policy are available from the Company Secretary.

CONCLUSION

This Code of Business Conduct and Ethics contains general guidelines for conducting the business of the Company consistent with the highest standards of business ethics. If you have any questions about these guidelines, please contact your manager or the Company Secretary.

We expect all employees, to adhere to these standards.

The Code shall be reviewed at regular intervals to ensure it remains applicable to the challenges we face in a dynamic business environment.

ANNEXURE F

BRAND LICENSE FEE

The brand license fee payable by the Licensee to the Licensor for each Financial Year occurring during the Term of this Agreement shall be an amount equal to 0.75% of the Turnover of the Licensee (“Brand License Fee”).

In terms of Clause 5.1 of this Agreement, the Licensee shall make payment of the Brand License Fee for the particular Financial Year based on estimates as envisaged under annual business plan of the Licensee, within thirty (30) days of the approval of annual business plan by the Management of the Licensee. The Parties agree such payment of License Fee shall be treated as “on a/c payment” which would be validated against the audited accounts of the Licensee to determine the actual dues and any deficiencies / excess, which would need to be adjusted between the Parties, if required, within a period of thirty (30) days post the date of the meeting of the board of directors of the Licensee approving the annual accounts of that particular Financial Year. The Parties agree that the Licensee shall provide to the Licensor within a period of five (5) days from the date of such board meeting a copy of (i) audited balance sheet, (ii) audited profit and loss account statement; and (iii) any other document or information that the Licensor may request in connection therewith.